Exhibit 99.1

Schnitzer Steel Reports Third Quarter Results

PORTLAND, Ore.--(BUSINESS WIRE)--June 30, 2009--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported revenues of $412 million and a net loss of $1.5 million, or $0.05 per diluted share, for the fiscal 2009 third quarter ended May 31, 2009. For the quarter, the Company generated additional cash from operations of $80 million, bringing the year-to-date cash from operations to $241 million.

(in millions, except per-share data)	Third Quarter 2009	Third Quarter 2008	Second Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$ 412	$ 972	$ 434	$ 1,344	$2,328
Operating Income (Loss)	($ 6)	$ 102	($ 18)	($ 74)	$ 202
Net Income (Loss)	($ 2)	$ 62	($ 7)	($ 42)	$ 122
Diluted EPS	($0.05)	$2.14	($0.25)	($ 1.51)	$ 4.23

“During the third quarter all of our businesses showed sequential improvements in operating income, reflecting a strengthening of demand for recycled metal in the export markets and the benefit of a full quarter of previously implemented cost containment actions,” said Tamara Lundgren, President and Chief Executive Officer. “As a result of our focus on managing working capital, the benefits from our cost containment program and the flexibility of our platform which enables us to sell our products to the markets where demand and profitability are the greatest, we continued to generate strong cash flow and further reduce our debt levels,” she continued.

“Our Metals Recycling Business was able to increase its purchases of raw materials to support stronger overseas demand. Operating income in our Metals Recycling Business improved despite tighter conditions in the supply markets which pressured margins. Our Auto Parts Business returned to positive operating income performance through higher volumes of purchased vehicles, increased sales of recycled parts and the benefits of improved commodity prices. In the Steel Manufacturing Business, the operating loss narrowed, primarily due to higher sales volumes and higher production volumes. During the quarter, we were able to continue to reduce finished steel inventories and, as a result, we are now able to increase production at the mill to levels which should help future operating results,” added Lundgren.

“As we look forward, our strong balance sheet, positive cash flow and low leverage allow us to continue to undertake acquisitions and investments in technology as we have done throughout the year, enabling us to expand our access to supply and to improve our operating efficiencies,” Lundgren concluded.

Metals Recycling Business

($ in millions, except selling prices; ferrous volume in thousands of long tons, non-ferrous volumes in millions of pounds)	Third Quarter 2009	Third Quarter 2008	Second Quarter 2009	Year to Date 2009	Year to Date 2008
Total Revenues	$ 318	$ 810	$ 337	$ 1,056	$1,888
Ferrous Revenues	$ 268	$ 668	$ 298	$ 878	$1,553
Ferrous Volumes (Processing/Trading)	1,037/0	1,137/151	1,083/0	2,899/0	3,265/435
Avg. Net Ferrous Sales Prices ($/LT)(1) (Processing)	$ 223	$ 463	$ 253	$ 271	$ 360
Nonferrous Volumes	90	129	77	274	314
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$0.51	$ 1.07	$0.45	$0.60	$ 1.02
Operating Income (Loss)(2)	$ 6	$ 94	$ 5	($ 8)	$ 175

(1) Sales prices are shown net of freight

(2) Includes operating income from joint ventures

Third quarter revenues for the Metals Recycling Business were 6% lower than the second quarter of fiscal 2009, primarily due to a 12% decline in ferrous average net selling prices and a 4% decline in ferrous volumes. During the third quarter, ferrous export net sales prices remained higher than domestic ferrous net sales prices.

Revenues declined 61% from the record third quarter revenues of 2008, primarily as a result of declines of 52% and 9% in average ferrous net selling prices and ferrous processing sales volumes, respectively.

Operating income for the quarter increased 15% compared to the second quarter of 2009, despite a narrowing of cash metal spreads due to the tight market for raw materials. Operating income was 94% lower than the third quarter of 2008 as significantly weaker year-over-year demand, lower commodity prices and restricted flows of raw materials resulted in compressed margins and lower sales volumes.

Auto Parts Business

($ in millions, except locations)	Third Quarter 2009	Third Quarter 2008	Second Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$ 66	$ 101	$ 58	$ 191	$ 250
Operating Income (Loss)	$ 3	$ 17	($ 5)	($ 11)	$ 30
Locations (end of quarter)	57	52	58	57	52

Third quarter revenues for the Auto Parts Business increased 13% compared to the second quarter of fiscal 2009 due to normal seasonal improvements in parts sales, higher car volumes and improved pricing for cores. Revenues decreased 35% over the same period last year, primarily as a result of a 26% decrease in self-service car volumes and lower per car sales of cores and scrap, which more than offset higher full-service parts sales.

Compared to the second quarter of 2009, operating income improved $8 million due to higher car volumes, improved margins on scrap and core sales and higher parts sales. Operating income decreased 82% from the third quarter of 2008, primarily due to the lower car volumes and significantly reduced margins on scrap and core sales.

Steel Manufacturing Business

($ in millions, except selling prices; volume in thousands of tons)	Third Quarter 2009	Third Quarter 2008	Second Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$ 47	$ 168	$ 52	$ 197	$ 421
Avg. Net Sales Prices ($/T)	$ 524	$ 744	$ 570	$ 664	$ 658
Sales Volume	85	218	82	266	594
Operating Income (Loss)	($ 5)	$ 23	($ 6)	($ 43)	$ 50

Revenues for the Steel Manufacturing Business decreased 10% compared to the second quarter of 2009, primarily due to continued weakening of market conditions during the quarter. However, market prices appeared to bottom in May. On a year-over-year basis, revenues fell 72% as weak demand led to a 61% decline from the record sales volumes achieved in the third quarter of 2008, coupled with a 30% decline in average net sales prices.

Compared to the second quarter of 2009, operating income improved 22%, due primarily to slightly higher sales volumes and a reduction in the impact of low production volumes, which offset lower average sales prices. During the third quarter, $3 million in production costs could not be charged to inventory, compared to $6 million in the second quarter.

Compared to the record operating income in the third quarter of 2008, operating income declined $28 million due to significantly lower sales volumes and sales prices.

Outlook

The Company said the factors, which are forward-looking statements and subject to uncertainty as discussed below, that will affect its results in the fiscal fourth quarter of 2009 include:

Metals Recycling Business:

Pricing. Near-term demand for ferrous scrap appears to have improved compared to the third fiscal quarter. As a result, based on orders received to date, average ferrous selling prices, net of freight, are expected to increase during the fourth quarter. Nonferrous prices are also expected to improve.

Sales volumes. Fourth quarter ferrous processing sales volumes are expected to increase 100 thousand to 200 thousand tons over the volumes shipped in the third quarter, depending on the timing of shipments. Quarter-over-quarter nonferrous sales volumes are expected to increase 10-15% over volumes shipped in the third quarter.

Margins. Margins in the fourth quarter are expected to improve from the third quarter, although the supply of raw materials is expected to continue to put pressure on metal spreads.

Auto Parts Business:

Revenue. Higher prices for cores and scrap, improved parts sales and higher car volumes are expected to result in increased revenues compared to the recently completed third quarter.

Margins. Improved parts sales and higher prices for cores are expected to result in margins which are improved compared to the third quarter, although higher prices for scrap are expected to be offset by higher purchase costs for scrapped vehicles.

Steel Manufacturing Business:

Pricing. Weak demand in the non-residential and infrastructure construction markets is expected to continue through the fourth quarter. As a result, although prices are expected to increase from the low point in the markets at the end of May, average prices are expected to be slightly lower than the average prices in the recently completed third quarter.

Volumes. Fourth quarter sales volumes are expected to increase slightly compared to the third quarter.

Margins. Higher production volumes are expected to result in margins which are improved compared to the third quarter.

Third Quarter 2009 Conference Call

A conference call to discuss results will be held today, June 30, 2009, at 11:30 a.m. EDT, hosted by Tamara Lundgren, Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 39 self-service facilities and 18 full-service facilities located in 14 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements.

Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

For the Three Months Ended			For the Nine Months Ended
May 31,		May 31,	May 31,	May 31,
2009		2008	2009	2008

REVENUES:

Metals Recycling Business:
Ferrous sales	267,548	667,897	878,061	1,553,266
Nonferrous sales	48,541	140,033	172,056	325,797
Other sales	1,435	2,490	5,422	9,386
Total sales	317,524	810,420	1,055,539	1,888,449

Auto Parts Business	65,851	100,641	191,432	250,137
Steel Manufacturing Business	46,822	167,668	197,378	420,856
Intercompany sales eliminations	(18,367)	(106,588)	(100,352)	(231,931)
Total	$411,830	$972,141	$1,343,997	$2,327,511

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:	6,034	93,516	(7,954)	175,093
Auto Parts Business	2,981	16,720	(11,410)	30,474
Steel Manufacturing Business	(4,961)	22,767	(42,642)	50,276
Corporate expense	(10,593)	(25,365)	(25,845)	(46,871)
Intercompany eliminations	669	(5,347)	14,018	(6,516)

Total	$(5,870)	$102,291	$(73,833)	$202,456

NET INCOME (LOSS)	$(1,527)	$61,719	$(42,494)	$122,301

BASIC EARNINGS (LOSS) PER SHARE	$(0.05)	$2.19	$(1.51)	$4.32

DILUTED EARNINGS (LOSS) PER SHARE	$(0.05)	$2.14	$(1.51)	$4.23

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,280	28,177	28,173	28,315

Diluted shares outstanding	28,280	28,847	28,173	28,894

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

Revenues	$411,830	$972,141	$1,343,997	$2,327,511

Cost of goods sold	374,048	798,531	1,291,525	1,960,460
Selling, general and administrative	43,536	73,822	134,581	170,632
Environmental matters	-	350	(6,080)	193
(Income) loss from joint ventures	116	(2,853)	(2,196)	(6,230)

Operating income (loss)	(5,870)	102,291	(73,833)	202,456

Other income (expense):
Interest expense	(629)	(1,707)	(2,823)	(6,703)
Other income	5,634	879	6,785	1,589
Other income (expense)	5,005	(828)	3,962	(5,114)

Income (loss) before income taxes and minority interests	(865)	101,463	(69,871)	197,342

Income tax benefit (expense)	(114)	(38,620)	27,724	(72,726)

Income (loss) before minority interests and pre-acquisition interests	(979)	62,843	(42,147)	124,616

Minority interests, net of tax	(548)	(1,124)	(347)	(2,315)

Net income (loss)	$(1,527)	$61,719	$(42,494)	$122,301

Basic earnings (loss) per share	$(0.05)	$2.19	$(1.51)	$4.32

Diluted earnings (loss) per share	$(0.05)	$2.14	$(1.51)	$4.23

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
				Total					Total
	Q1 FY09	Q2 FY09	Q3 FY09	FY09	Q1 FY08	Q2 FY08	Q3 FY08	Q4 FY08	FY08
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$371	$209	$186	$285	$279	$321	$464	$583	$416
Exports	353	259	228	267	280	329	463	637	455
Average	359	253	223	271	280	327	463	623	442

Ferrous Processing Sales Volume (LT)(2)
Cascade	145,493	29,761	55,162	230,416	179,686	170,221	186,696	200,523	737,126
Domestic	129,620	99,275	86,555	315,450	178,833	210,824	226,961	188,801	805,419
Export	503,635	954,003	895,167	2,352,805	642,142	746,736	722,973	1,099,203	3,211,054
Total Processed	778,748	1,083,039	1,036,884	2,898,671	1,000,661	1,127,781	1,136,630	1,488,527	4,753,599

Ferrous Trading Sales Volume (LT)
Trading	-	-	-	-	134,957	148,899	151,324	8,407	443,587

Total Ferrous Sales Volume (LT)(2)	778,748	1,083,039	1,036,884	2,898,671	1,135,618	1,276,680	1,287,954	1,496,934	5,197,186

Nonferrous Average Price ($/pound)(1)	$0.784	$0.45	$0.51	$0.60	$1.000	$0.980	$1.069	$1.053	$1.030

Nonferrous Sales Volume (pounds, in thousands)	107,359	76,822	90,226	274,407	88,808	96,278	128,858	125,525	439,469

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$864	$570	$524	$664	$601	$616	$744	$958	$728

Sales Volume (NT)(3)
Rebar	46,917	56,588	52,749	156,254	108,856	127,732	128,597	104,926	470,111
Coiled Products	45,051	19,332	25,798	90,181	49,343	57,096	74,270	65,397	246,106
Merchant Bar and Other	6,235	6,783	6,820	19,838	16,031	17,332	15,033	11,576	59,972
Total	98,203	82,703	85,367	266,273	174,230	202,160	217,900	181,899	776,189

Auto Parts Business
Number of self-service locations at end of quarter	38	40	39	39	35	35	35	38	38
Number of full-service sites at end of quarter	18	18	18	18	17	17	17	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	May 31, 2009	August 31, 2008
Assets
Current assets:
Cash and cash equivalents	$48,721	$15,039
Accounts receivable, net	85,740	314,993
Inventories, net	211,097	429,061
Other current assets	68,358	20,433
Total current assets	413,916	779,526

Property, plant and equipment, net	454,303	431,898

Goodwill and other assets	412,468	343,429

Total assets	$1,280,687	$1,554,853

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,370	$25,490
Other current liabilities	134,408	319,432
Total current liabilities	135,778	344,922

Long-term debt	124,624	158,933

Other long-term liabilities	79,249	68,447

Minority interests	3,000	4,399

Shareholders’ equity	938,036	978,152

Total liabilities and shareholders’ equity	$1,280,687	$1,554,853

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Rob Stone, 503-224-9900
or
Press Relations:
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com